UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2006

FEDERAL HOME LOAN BANK OF SEATTLE

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51406	91-0852005
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1501 Fourth Avenue, Suite 1800 Seattle, WA	98101-1693
(Address of principal executive offices)	(Zip Code)

(800) 973-6223

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders

On October 11, 2006, the Federal Housing Finance Board (the “Finance Board”) approved amendments to the capital plan, as amended (the “Capital Plan”), of the Federal Home Loan Bank of Seattle (the “Seattle Bank”) as proposed to the Finance Board by the Board of Directors of the Seattle Bank (the “Board”). The Board approved the amendments with the expectation that they would (1) encourage new borrowing by members of the Seattle Bank and (2) simplify the terms and provisions of the Capital Plan. These amendments will take effect on the conversion date, which has yet to be determined, with the Seattle Bank providing stockholders with at least five days notice prior to the conversion date. The Seattle Bank currently expects that the conversion date will be on or around December 1, 2006.

The key amendments made to the Capital Plan to encourage additional advances include:

•	Excess Stock Pool. The creation of an excess stock pool that allows a member, when receiving advances from the Seattle Bank, to satisfy its advance stock purchase requirement by relying on Seattle Bank capital that is associated with total outstanding excess stock. Using the excess stock pool, a member that has no available stock to support an additional advance can use a portion of the collective unused borrowing capacity for an advance, without being required to purchase additional stock of the Seattle Bank. Each member, however, is still required to meet all other applicable requirements relating to stockholdings. Excess stock is the amount of stock held by a member in excess of its total stock purchase requirement, which is the greater of the member’s membership stock purchase requirement or the sum of (i) the member’s advance stock purchase requirement and (ii) the member’s mortgage purchase program stock purchase requirement.

Aggregate use of the excess stock pool is limited to 50% of the total amount of all excess stock, and the Board can suspend the use of the excess stock pool at any time. Other restrictions relating to the excess stock pool include:

•	a maturity limit of one year on advances supported by the excess stock pool;

•	a per-member usage limit of 25% of the total amount of the excess stock pool; and

•	a maximum dollar threshold whereby a member cannot use the excess stock pool to support additional advances if, on the date the advance is received by the member, the member’s total outstanding advances equal or exceed $11 billion.

The authority to use the excess stock pool to support additional advances will terminate on October 1, 2008, unless extended by the Board following approval by the Finance Board. Any advance that is supported by the excess stock pool as of the termination date of the pool may continue to be supported by the excess stock pool until the maturity date of the advance.

•	Class A Stock. The creation of Class A stock, which would be issued, redeemed, and repurchased only at a par value of $100 per share. If authorized for issuance by the Board, Class A stock would only be issued to members to satisfy a member’s advance stock purchase requirement for (i) a new advance or (ii) renewal of an existing advance initially supported by the excess stock pool, and only in the case where a member had no excess stock available to support a new advance or to renew an existing advance. Class A stock would be redeemable in cash on six months written notice to the Seattle Bank and could be repurchased by the Seattle Bank pursuant to the terms of the Capital Plan. Any dividends on Class A stock (which pursuant to Board resolution could only be paid in cash) would be determined at the discretion of the Board, subject to any applicable restrictions, and would not necessarily be paid at the same rate as dividends, if any, on Class B stock. A member could only use Class A stock to meet its member advance stock purchase requirement and could not use it to meet its other requirements relating to stockholdings.

The Seattle Bank believes that the creation of the excess stock pool and Class A stock will contribute to the continued growth of its advance portfolio, notwithstanding the current restrictions relating to its repurchase of Class B stock and payment of dividends, because members will have greater borrowing and investment flexibility.

In connection with the creation of the excess stock pool, the Seattle Bank has included certain limitations and implemented various monitoring controls that the Seattle Bank believes will assist it in minimizing the financial and operational risks associated with an excess stock pool. For example, the risk that a member may be unable to use its own capital stock to support its advances because other members have used all of the excess stock pool is mitigated by limiting the overall use of the excess stock pool to 50% of the total amount of all excess stock. Further, the risk that use of the excess stock pool could be concentrated among a small number of members is mitigated by the per-member usage limit of 25% of the total amount of the excess stock pool and by prohibiting the use of the excess stock pool by any member to increase its outstanding advances to over $11 billion. To reduce the risks related to the additional monitoring required for the excess stock pool, the Seattle Bank is implementing automated controls and other processes to enforce the various limitations associated with the Seattle Bank’s excess stock pool. There is a risk that the level of additional advances made to members through the use of the excess stock pool will not be sustainable once the authority to use the excess stock pool terminates on October 1, 2008 and members are then required to purchase stock to support new and renewing advances. The Seattle Bank anticipates, however, that the availability of Class A stock and the Seattle Bank’s improving profitability will mitigate this risk.

With regard to the creation of the Class A stock, the Seattle Bank does not expect the issuance of Class A stock to increase the Seattle Bank’s liquidity risk, even though Class A stock will have a six-month redemption period compared to the five-year redemption period for Class B stock. The Seattle Bank believes that its maintenance of a sufficient liquidity position in federal funds purchased and the projected increase in its retained earnings position in future years should mitigate liquidity risk associated with the issuance of Class A stock.

Additional significant amendments, some of which are intended to make the Capital Plan more readily understandable by members, include:

•	Increasing the member advance stock purchase requirement for new and renewing advances from 2.5% to 4.0%;

•	Converting existing Class B(1) and Class B(2) stock to Class B stock;

•	Providing that dividends on Class A and Class B stock shall be set and paid as determined by the Board, on a pro rata basis as to amount and character with respect to each class (subject to the Seattle Bank’s current restrictions on payment of dividends);

•	Eliminating provisions relating to the specifics of Class B(1) and Class B(2) stock, including those relating to conversions of Class B(1) and Class B(2) stock and surplus stock;

•	Streamlining the formulas for calculating various membership requirements, including a member’s total stock purchase requirement; and

•	Removing or revising certain provisions that related to the adoption of a new capital plan in 2002.

In actions relating to approval of the amendments, the Board resolved that the Seattle Bank would maintain the 4.0% member advance stock purchase requirement and not repurchase Class B stock during the period the excess stock pool is in effect and would seek prior written authorization of the Director of the Finance Board’s Office of Supervision if the Seattle Bank wishes to lower that requirement or repurchase Class B stock thereafter.

Overall, the Seattle Bank believes that these changes will increase the Seattle Bank’s ratio of advances to total assets and thereby improve profitability, as the Seattle Bank replaces non-advance assets with advances.

The foregoing description of the Capital Plan is qualified in its entirety be reference to the copy of the Capital Plan included herein as Exhibit 4.1 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On October 11, 2006, the Seattle Bank issued a press release announcing the approval by the Finance Board of amendments to the Seattle Bank’s capital plan as described above in Item 3.03. The full text of the press release is included as Exhibit 99.1 hereto. The information being furnished pursuant to Item 7.01 of this Current Report on Form 8-K and contained in Exhibit 99.1 hereto shall not be deemed to be “filed” for purposes of Section 18 of the

Securities Exchange Act of 1934, as amended (“the Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 4.1 below is deemed “filed” not “furnished” under the Exchange Act.

Exhibit No.	Description

4.1	Capital Plan of the Federal Home Loan Bank of Seattle, adopted March 5, 2002, as amended on November 22, 2002, December 8, 2004, March 9, 2005, June 8, 2005, and October 11, 2006

99.1	Press release issued by the Seattle Bank on October 11, 2006

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Seattle

Date: October 16, 2006	By:	/s/ Mark R. Szczepaniak
	Name:	Mark R. Szczepaniak
	Title:	Senior Vice President, Chief Financial Officer